Exhibit 21.1
OPGEN, INC.
The following is a list of subsidiaries of OpGen, Inc. as of May 31, 2017:

Name	Jurisdiction of Incorporation
AdvanDx, Inc.	Delaware
AdvanDx A/S	Denmark